MediaOne Group, Inc. (1)

NOTES
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(1)  Prior to June 12, 1998, MediaOne Group, Inc. was known as
U S WEST, Inc. ("Old USW"), and conducted its businesses through two groups: the U S WEST Media Group and the U S WEST Communications Group. On June 12, 1998, Old USW separated its businesses into two independent companies. It contributed the businesses of U S WEST Communications Group and the domestic directories business of U S West Media Group to a wholly owned subsidiary and distributed the stock to its shareholders. Old USW was renamed "MediaOne Group, Inc." and continues to operate the businesses previously attributed to U S WEST Media Group, other than the domestic directories business.

(2)  Represents the operations previously attributed to U S WEST
Communications Group and the domestic directories business of U S West Media Group.

(3) Represents the difference between the fair market value and book value of New U S WEST, net of separation costs. The distribution of the New U S WEST shares was recorded as a dividend at fair market value on June 12, 1998.

(4) Operating cash flow represents earnings before interest, taxes, depreciation and amortization.

(5) Normalized percent change excludes the one time effects of acquisitions and dispositions.